UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2013

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	980583166
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Sparrow Circle, White Plains, NY 10605
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: +972.4.824.2051

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 22, 2013, we entered into a subscription agreement with Mediapark A.G., a Marshall Islands company, pursuant to which Mediapark purchased an 8% unsecured convertible debenture (the “Debenture”) in the aggregate principal amount of US $250,000 and issued to the investor 100,000 warrants (each, a “Warrant”). Each Warrant carries the right to purchase one share of common stock for a period of 24 months from issuance of the Warrant, on terms set out in the Warrant Certificate attached to this 8-K.

The Debenture matures 90 days from the date of issuance of the Debenture, but the loan must be repaid earlier if we close a financing of $1,000,000 or more. Interest is calculated on the basis of a 360-day year and accrues daily commencing on the date the Debenture is issued until payment in full of the principal amount, together with all accrued and unpaid interest. We may extend the maturity date for a period of up to 90 days provided we issue an equal number of Warrants to the number issued to the investor on initial closing.

If the Debenture is not repaid at the maturity date, the holder may convert the loan and any accrued and unpaid interest into shares of our common stock at the lower of $0.75 per share and the 5 day VWAP of our common shares trading price for the 5 days prior to conversion. The investor is under no obligation to convert and may take realization process to recover funds, interest and expenses of collection.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this Item 2.03 is included under Item 1.01 of this Current Report on Form 8-K.

Item 3.02 Unregistered Sales of Equity Securities.

The information required by this Item 3.02 is included under Item 1.01 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
10.1	form of subscription and loan agreement
10.2	form of warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

By: /s/ Dov Weinberg
Dov Weinberg
Chief Financial Officer, Secretary and Treasurer

March 25, 2013